EXHIBIT 15.1

To the Stockholders and Board of Directors of Coronado Global Resources Inc.

We are aware of the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Coronado Global Resources Inc. 2018 Equity Incentive Plan, of our reports dated May 6, 2024 and August 5, 2024, relating to the unaudited condensed consolidated interim financial statements of Coronado Global Resources Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2024 and June 30, 2024, respectively.

Yours sincerely

/s/ Ernst & Young

Brisbane, Australia
August 26, 2024